Exhibit 5.3

July 25, 2008

Consent of Genuity Capital Markets

In connection with Silver Wheaton Corp.’s registration statement on Form F-10, and any amendments thereto filed under the U.S. Securities Act of 1933, as amended (the “Registration Statement”), we hereby consent to the inclusion of our opinion, dated June 23, 2008, as an exhibit to, and to the references to such opinion and our firm under the captions “Warrant Amendments – Fairness Opinions” and “Plan of Distribution – Financial Advisors” and elsewhere in the Registration Statement.  In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933 or the rules and regulations thereunder.

/s/ Genuity Capital Markets
Consent of Genuity Capital Markets